UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2013

AmerElite Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52846	76-0766174
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3122 W, Clarendon Ave., Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 233-0540

Copies of Communications to:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2013, AmerElite Solutions Inc. (the “Company” or “AMRX”) executed a Stock Purchase and Reorganization Agreement (the “Agreement”) with RegalWorks Media Inc. (“RWMI”), a Nevada corporation.  The transaction will take the form of a “reverse acquisition” with the owners of RWMI initially controlling 80% of the outstanding stock of the Company.

Upon completion of the reverse acquisition, the Company will change its name to RegalWorks Media Inc.  RWMI is building an integrated media holding company for today’s modern media entertainment environment.  The initial focus of RWMI will be to establish an independent film studio and integrated media company to manage the production of major feature films as well as to integrate all forms of online media.  RWMI will develop, co-produce, co-finance and distribute the wide release of family-friendly films and will also advise, manage and co-manage various film funds.

RWMI’s near-term plans include integrating other online media platforms such as music, publishing, video games and social media and the formation of a marketing and distribution company.

The Agreement requires AMRX to satisfy and settle all outstanding obligations prior to the closing of escrow, as well as complete a twenty-five to one reverse stock split of the common shares of the Company.

The completion of the transaction will be subject to a number of conditions precedent, including satisfactory completion and execution of definitive documentation, due diligence and other closing conditions.  There can be no assurance that all conditions will be satisfied or that, if satisfied, the transaction will close.

The foregoing summary of certain terms of the Agreement does not purport to be complete discussion of the Agreement and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is hereby incorporated into this Current Report on Form 8-K by reference.

The Agreement has been included solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information, or to provide any other factual information, about the Company, RWMI, or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Agreement are made only for purposes of the Agreement and are made as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Agreement; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, RWMI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, as applicable, which subsequent information may or may not be fully reflected in public disclosures.

Section 5 – Corporate Governance and Management

Item 5.01 Change in Control of Registrant

AMRX expects to have approximately 70,000,000 common shares issued and outstanding prior to the reverse stock split and conversion of certain debt instruments into equity, which shall result in approximately 2,800,000 common shares after the reverse split but prior to the shares being issued for the acquisition of RWMI.  The Agreement outlines the plan to issue 11,200,000 post-reverse split common shares to acquire RWMI in a tax free transaction, for a total of 14,000,000 common shares issued and outstanding post reverse split and post merger.

The Agreement contemplates that the transaction will take the form of a “reverse acquisition” with the owners of RWMI initially controlling 80% of the outstanding common stock of the Company, post-closing, with the existing executive management team of the Company resigning their positions as officers and directors and being replaced by the RWMI executive team led by Mr. Dane West, CEO.

All information set forth in Items 1.01 and 5.02 of this Current Report on Form 8-K are hereby incorporated in this Item 5.01 by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon closing of the Agreement, the Board of Directors of AMRX will approve the increase in the size of the Board of Directors to five (5) members; and initially will elect two (2) persons designated by RWMI to the Board of Directors; and one (1) person designated by Robert Knapp shall be elected to the Board of Directors.

Robert Knapp, President, CEO, and Director, and Courtney Knapp, Director, will deliver Letters of Resignation to be effective on the closing date.

Prior to the resignations of Mr. Knapp and Ms. Knapp from the Board of Directors, the Board of Directors will appoint Mr. Dane West to serve as CEO and Director of the reorganized company.

Mr. West, CEO of RWMI – previously CEO of RegalWorks Media Group, was co-chairman of Independent Producers Alliance and co-founder and President of Crosswalk.com, a NASDAQ-listed family-friendly, faith-based media company.

Section 8 – Other Events

Item 8.01 Other Events

As a result of the change in control post closing, the Company will change its principal address and telephone number to the following:

RegalWorks Media, Inc.
20862 Isherwood Terrace, Suite 201
Ashburn, VA 20147
Phone: 703-220-9977

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Stock Purchase and Reorganization Agreement dated as of May 7, 2013 by and between AmerElite Solutions, Inc. and RegalWorks Media, Inc. (nonmaterial schedules and exhibits identified in the Plan of Merger have been omitted pursuant to Item 601b.2 of Regulation S-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AmerElite Solutions, Inc.

Date: May 13, 2013	By: /s/ Robert L. Knapp
Robert L. Knapp Principal Executive Officer